Exhibit 99.1

IXYS Announces Record Revenues For The Third Fiscal Quarter Ended December 31, 2010

Highlights:

  Record quarterly revenues of $91.7 million
  Net income of $7.3 million or $0.23 per diluted share
  $164.1 million backlog, the second highest backlog in the history of the company
  $69.8 million in cash, an increase of $3.6 million over the September 30, 2010 quarter

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--January 27, 2011--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today announced results for its third fiscal quarter ended December 31, 2010. Net revenues for the quarter ended December 31, 2010 were $91.7 million, an increase of $27.7 million, or 43.3%, as compared to net revenues of $64.0 million for the same period in the prior fiscal year. Compared to the quarter ended September 30, 2010, December quarter revenues increased by $1.8 million. This period marks the sixth consecutive quarter of revenue growth.

For the nine months ended December 31, 2010, IXYS reported net revenues of $266.5 million, an increase of 59.9% as compared with net revenues of $166.7 million for the same period in the prior fiscal year.

Net income for the quarter ended December 31, 2010 was $7.3 million, or $0.23 per diluted share, as compared to net income of $399,000, or $0.01 per diluted share, for the same quarter in the prior fiscal year. Net income for the nine months ended December 31, 2010 was $20.7 million, or $0.65 per diluted share, as compared to net loss of $4.7 million, or $0.15 loss per share, for the same period in the prior fiscal year.

Gross profit was $29.1 million, or 31.7% of net revenues, for the quarter ended December 31, 2010, as compared to gross profit of $15.7 million, or 24.5% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the nine months ended December 31, 2010 was $90.4 million, or 33.9% of net revenues, as compared to a gross profit of $38.7 million, or 23.2% of net revenues, for the same period in the prior fiscal year.

Backlog was $164.1 million at December 31, 2010, as compared to $91.8 million at December 31, 2009. Bookings were $95.8 million for the quarter ended December 31, 2010, as compared to $77.1 million for the comparable quarter of the prior year, an increase of 24.2%. Bookings were also 12.6% higher than the September 2010 quarter bookings of $85.1 million.

Cash and cash equivalents totaled $69.8 million at December 31, 2010, an increase of $3.6 million as compared to September 2010.

“IXYS' consistent backlog evidences the demand for our products, especially in emerging growth economies in Asia and in European industrial markets,” said Dr. Nathan Zommer, Founder and CEO of IXYS Corporation. “Today, our products span the entire power spectrum from high power semiconductors to microcontrollers and we are proving to be a key supplier of power solutions for customers worldwide. In an era defined by power efficiency and renewable energy sourcing, IXYS continues to build upon its expertise in the high power and clean technology sectors.”

“In the past nine months, strong product demand has translated to record revenues, showcased by this quarter's $91.7 million. Our $164.1 million in backlog at the end of December 2010 demonstrates that we have a strong base for future business. However, we are cautiously optimistic and therefore project revenues for the March 2011 quarter to be similar to those recorded in the December 2010 quarter,” stated Uzi Sasson, President and CFO of IXYS.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our backlog and bookings, the demand for our products, future business and our revenues in the March 2011 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and constraints, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2010. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 30,	March 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$69,838	$61,337
Accounts receivable, net	50,626	47,158
Other receivables	1,778	1,196
Inventories, net	78,001	65,583
Prepaid expenses and other current assets	3,657	4,023
Deferred income taxes	10,339	10,467
Total current assets	214,239	189,764
Plant and equipment, net	50,494	47,878
Other assets	26,527	30,573
Deferred income taxes	17,145	17,081

Total assets	$308,405	$285,296

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,796	$2,845
Current portion of notes payable to bank	8,363	8,434
Accounts payable	17,479	17,762
Accrued expenses and other current liabilities	25,782	24,998
Total current liabilities	54,420	54,039
Capitalized lease and other long term obligations, net of current portion	34,138	32,300
Pension liabilities	15,689	15,822
Total liabilities	104,247	102,161

Common stock	371	368
Additional paid-in capital	138,262	137,580
Retained earnings	64,020	43,307
Accumulated other comprehensive income	1,505	1,880
Stockholders' equity	204,158	183,135

Total liabilities and stockholders' equity	$308,405	$285,296

IXYS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	December 30,		December 30,
	2010	2009	2010	2009

Net revenues	$91,727	$64,032	$266,512	$166,663
Cost of goods sold	62,647	48,321	176,131	128,000
Gross profit	29,080	15,711	90,381	38,663

Operating expenses:
Research, development and engineering	6,684	5,144	20,293	14,202
Selling, general and administrative	10,595	8,315	31,471	24,678
Amortization of intangibles	1,630	502	5,476	505
Restructuring charges	515	32	566	1,042
Total operating expenses	19,424	13,993	57,806	40,427
Operating income (loss)	9,656	1,718	32,575	(1,764)
Other income (expense), net	303	373	458	(2,588)

Income (loss) before income tax provision	9,959	2,091	33,033	(4,352)
Provision for income tax	2,653	1,692	12,320	347

Net income (loss)	$7,306	$399	$20,713	$(4,699)

Net income (loss) per share - basic	$0.23	$0.01	$0.66	$(0.15)

Weighted average shares used in per share calculation - basic	31,096	31,100	31,210	30,893

Net income (loss) per share - diluted	$0.23	$0.01	$0.65	$(0.15)

Weighted average shares used in per share calculation - diluted	32,071	31,269	31,877	30,893

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO